UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) April 3, 2023

TAUTACHROME, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-141907	84-2340972
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1846 E. Innovation Park Drive, Oro Valley, Arizona	85755
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On Friday, March 31, 2023, Timothy A. Holly, d/b/a Timothy A. Holly and Associates ("Holly"), who is also a director of Tautachrome Inc., exchanged an Exclusive Capital Lease of Trade Secrets (the "Exclusive Capital Lease") of the PXR Tactical Platform and the PXR Strategic Platform trade secrets, having a fair economic value of $2,643,500,000, for five (5) shares of Perpetual Preferred Stock (the “Series I Preferred Stock”) from Tautachrome Inc. (the “Company”). It must be noted that the Series I Preferred Stock carries no rights to voting, conversion, coupons, or dividends. The Series I Preferred Stock, along with the Exclusive Capital Lease, are filed herewith as Exhibit 9.1. and 9.2., respectively.

For services rendered in adapting the PXR Tactical Platform and the PXR Strategic Platform to monetize the Company's intellectual properties and other business purposes, and pursuant to SEC Form S-8, the Company has determined to issue 2,000,000,000 shares of common stock to advisors and consultants.

The fair economic value determined for the above-described Exclusive Capital Lease of the PXR Tactical Platform and the PXR Strategic Platform together with the recently announced royalty-free El Dorado grant of an Exclusive Use-license appraised at more than $514.4 million have increased the Company's shareholders' equity to over $3.1 billion, for an approximate per share book value of $0.35. Should the intended reverse stock split occur, the per share book value should be approximately $17.50.

Considering the business plans for the Company’s already developed and recently obtained intellectual properties, the Board of Directors cannot foresee the need for any equity financing. Therefore, the Company presently intends to only seek short-term debt financing for any of its business purposes.

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Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Certificate of Designations of the Registrant relating to Series I Preferred Stock
99.2	Exclusive Capital Lease Of Trade Secrets
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAUTACHROME, INC.

Date: April 4, 2023	By:	/s/ David LaMountain
David LaMountain
CEO

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